Exhibit 2.1

EXECUTION VERSION

ASSET SALE AND PURCHASE AGREEMENT

by and between

Tactile Systems Technology, Inc.,

Swelling Solutions, Inc.,

ConvaTec Inc.

and

ConvaTec Technologies, Inc.

SEPTEMBER 14, 2012

i

ii

Exhibits

Exhibit A	Bill of Sale

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Patent Assignment

Exhibit D	Software Assignment

iii

EXECUTION VERSION

ASSET SALE AND PURCHASE AGREEMENT

This Asset Sale and Purchase Agreement (the “Agreement”) is made as of September 14, 2012 by and between ConvaTec Inc., a Delaware corporation (“ConvaTec”), ConvaTec Technologies, Inc., a Nevada corporation (“CTI”, and CTI and ConvaTec together being the “Sellers” and each individually a “Seller”), Swelling Solutions, Inc., a Delaware corporation (the “Purchaser”), and, solely with respect to Section 9.16, Tactile Systems Technology, Inc., a Delaware corporation (“Parent”).

Recitals

A.                                    The Sellers are engaged in the design, development and clinical testing of (a) the Amadeus adaptive compression therapy device for the treatment of chronic venous insufficiency and venous leg ulcers (the “Amadeus Device”), (b) the SMM platform technology entailed in the patents set forth in Part B of Schedule 2.1(d), for a materials-based approach to compression therapy (the “SMM Platform”), and (c) the Products (as hereinafter defined, and the Amadeus Device, the SMM Platform and the Products together being the “Project”).

B.                                    The Sellers desire to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Sellers, all of the assets of the Sellers primarily relating to the Project, and the Purchaser agrees to assume certain liabilities of the Sellers.

Agreement

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1                                    Definitions.  For the purposes of this Agreement, the Ancillary Agreements and the Project:

“Acquisition” means any of the following transactions or series of related transactions: the sale, lease, exchange, transfer, license, acquisition or disposition of the Project or any material Purchased Assets.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Person contemplating or otherwise relating to any Acquisition.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Furthermore, for purposes of this definition, when applied to the Sellers, the term “Affiliate” shall include only (and for so long only as they control, are controlled by or are under common control with the Sellers) Cidron Healthcare Limited and its direct and indirect subsidiaries and shall not include the shareholders of Cidron Healthcare Limited, or any of the direct and indirect subsidiaries (other than Cidron Healthcare Limited and its direct and indirect subsidiaries) of such shareholders.

“Ancillary Agreements” means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment, the Software Assignment and any other agreement entered into in connection with the transactions contemplated hereby.

“Annual Period” means a period beginning on the Commercialization Payment Date and ending on the last day of the fourth Quarterly Calculation Period after the Commercialization Payment Date, and thereafter each period consisting of four consecutive Quarterly Calculation Periods.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York City or Minneapolis, Minnesota are closed either under applicable Law or action of any Governmental Authority.

“Code” means the Internal Revenue Code of 1986.

“Commercialization” means the earlier of the date on which (a) a Product is shipped or (b) an invoice for a Product is sent, in either case with respect to the actual sale of a Product in normal commercial sales or distribution channels.  When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result as promptly as reasonable under the circumstances, taking into account any associated expenditure of resources (financial or other) and the expected benefit to such Person; provided, however, that a Person required to use Commercially Reasonable Efforts under or in connection with this Agreement will not be thereby required to dispose of any portion of, or make any material change to, its business.

“Contract” means any written or oral contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Encumbrance” means any charge, claim, mortgage, encumbrance, pledge, security interest, or other lien.

“First Commercialization Date” means the first date upon which Commercialization occurs.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, arbitral, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, including any self-regulatory organization and any arbitrator.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Guaranteed Minimum Sales Percentage Amount” means an amount equal to (a) $45,000 for each of the first four Quarterly Calculation Periods; (b) $148,500 for each of the fifth, sixth, seventh and eighth Quarterly Calculation Periods; and (c) $247,750 for each of the ninth, tenth, eleventh and twelfth Quarterly Calculation Periods.

“Independent Valuation of Restricted Business” means a valuation of a Restricted Business as contemplated by Section 5.6(c) of this Agreement, which valuation will be prepared by a reputable nationally recognized investment bank jointly selected by the Purchaser and ConvaTec, which valuation will set forth the purchase price at which such investment bank believes the Restricted Business could be sold to a third party in an arms’ length transaction, taking into account the efforts of the Sellers to sell the Restricted Business within the 12-month period after Sellers acquire the Restricted Business.  Each of Purchaser, on the one hand, and the Sellers, on the other hand, will pay fifty percent (50%) of all fees and costs incurred by the aforesaid investment bank in the preparation of the Independent Valuation of Restricted Business.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, specifications, test results, methods, ideas or concepts, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, analysis, technical drawings and related documentation, data and manuals; and (g) all databases and data collections.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Knowledge” means, with respect to the Sellers, the actual knowledge, after reasonable inquiry, of any of the executive officers or senior managerial employees of the Sellers listed in Section 1.1(a) of the Seller Disclosure Schedule. For purposes hereof, “reasonable inquiry” shall not include any obligation to make inquiries other than of the executive officers and senior managerial employees of the Sellers and any other employees of Sellers with primary responsibility for the applicable facts or circumstances referenced in this Agreement.

“Law” means any constitution, law, statute, treaty, rule, regulation, ordinance, code, Order, governmental requirement or rule of law (including common law) enacted, promulgated or imposed by any Governmental Authority.

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Loss” means any losses, damages, Judgments, fines, penalties, costs or expenses (including reasonable attorney’s or other professional fees and expenses) but excluding (a) any exemplary or punitive damages and (b) any special, indirect, or consequential damages, lost profits, loss of revenue, lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measure, in each case that are not reasonably foreseeable by the Indemnifying Party.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has a material adverse effect on (a) the Purchased Assets or the Project, in each case taken as a whole, or (b) the ability of the Sellers to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect (except to the extent that any of the following in clauses (i) or (ii) has a disproportionate impact on the Purchased Assets or the Project): any event, change, circumstance, effect or other matter resulting from or related to (i) changes in Laws, GAAP or enforcement or interpretation thereof, (ii) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (iii) any action taken or failed to be taken in accordance with the express terms of this Agreement or at the request of the Purchaser, or (iv) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing.

“Non-SMM Product” means any Product other than an SMM Product.

“Permitted Encumbrance” means any (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, or (b) liens for Taxes that are not yet due and payable or that are being contested in good faith.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Prime Rate” means the prime rate reported from time to time in the “Money Rates” (or successor) section of the Wall Street Journal.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Product” means the Amadeus Device, the SMM Platform and any other product the design for which, or of the manufacturing of which, is wholly or partly derived (other than in an immaterial respect) from the Purchased Intellectual Property.

“Quarterly Calculation Period” means the time period from the Commercialization Payment Date until the last day of the calendar quarter following the calendar quarter in which the Commercialization Payment Date occurs and thereafter, each three-month period ending on the last day of each calendar quarter during the Percentage Payments Period; provided that the last Quarterly Calculation Period will end on the tenth anniversary of the Commercialization Payment Date.

“Restricted Business” means the design, development, marketing or sale of any portable compression therapy device for the treatment of chronic swelling, lymphedema (or lymphoedema), venous insufficiency and venous leg ulcers that is either battery operated or electrically operated.

“Sales” means, with respect to a Product for any period, revenues recognized by Purchaser in accordance with GAAP, for the sale of Products after deduction of (a) ordinary and customary trade discounts or rebates given or credited with respect to such sales and consistent with industry standard practices, including discounts imposed by applicable Law (including Medicaid); (b) credits, returns, refunds or allowances (including wholesaler and retailer returns or any copayments) actually allowed; (c) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business actually paid and not paid separately or otherwise reimbursed by the customer; and (d) value added Taxes, sales Taxes, use Taxes, occupation or excise Taxes, other consumption Taxes, customs duties and compulsory payments to Governmental Authorities imposed on the production, importation, exportation, use or sale of any Products the obligation of payment of which is on the Purchaser or any of its Affiliates.

“Schedule” means the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the context requires.

“SMM Product” means any Product the design for which, or of the manufacturing of which, is either (a) primarily derived from the SMM Platform, or (b) partly derived (other than in an immaterial respect) from the SMM Platform, if a greater proportion of the Purchased Intellectual Property used in such Product is from the SMM Platform rather than from any Purchased Intellectual Property that is not from the SMM Platform.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of a Seller.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any Liability for the Taxes of another Person.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 1.2                                    Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Terms	Section
Adjustment Amount	2.7(g)
Agreement	Preamble
Amadeus Device	Preamble
Annual Sales Threshold	2.7(d)
Anti-Bribery Laws	3.15(a)
Assignment and Assumption Agreement	2.10(a)
Assumed Liabilities	2.3
Bill of Sale	2.10(a)
Claim Notice	8.3(a)
Closing	2.9
Closing Date	2.9
Closing Payment	2.5
Commercialization Payment	2.6(a)
Commercialization Payment Date	2.6(a)
Confidentiality Agreement	5.11(a)
ConvaTec	Preamble
CTI	Preamble
Deductible	8.5(a)
Defaulting Party	2.11
Equipment	2.1(c)
Excluded Assets	2.2
Excluded Liabilities	2.4
FDA	3.11
FDCA	3.11(a)
Financial Buyer	5.6(d)
Included Contracts	2.1(b)
Initial Sales Payment Period	2.7(a)
Initial Sales Percentage Amount	2.7(a)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Independent Accounting Firm	2.7(f)
Insurance Policy	5.8
Inventory	2.1(a)
Large Acquisition	5.6(c)
Non-Financial Buyer	5.6(d)
Non-SMM Product Sales	2.7(a)
Parent	Preamble
Patent Assignment	2.10(a)
Payment Date	2.14(a)

Defined Terms	Section
Percentage Payments Determination Report	2.7(e)
Percentage Payments Period	2.7(c)
Permitted Acquisition	5.6(c)
PPDR	2.7(e)
Project	Preamble
Project Information	5.11(b)
Purchase of a Restricted Business	5.6(c)
Purchase Price	2.5
Purchased Assets	2.1
Purchased Intellectual Property	2.1(d)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	8.1
Purchaser Information	5.4(e)
Restricted Period	5.6(a)
Relevant Acquisition	5.6(c)
Sales Payment Period	2.7(c)
Sales Percentage Amount	2.7(c)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Facility	2.12
Seller Indemnified Parties	8.2
Seller Information	5.4(d)
Seller Marks	5.4(a)
Seller Sale	5.6(d)
Sellers	Preamble
SMM Platform	Preamble
SMM Product Sales	2.7(a)
Software Assignment	2.10(a)
Successor	5.9
Third Party Claim	8.3(b)
Transfer Taxes	5.15

Section 1.3                                    Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.  Any reference to “Dollars” or “$” means U.S. dollars.

ARTICLE 2
THE TRANSACTION

Section 2.1                                    Sale and Purchase of Purchased Assets.  In accordance with the provisions of this Agreement and except as set forth in Section 2.2, at the Closing, the Sellers will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, free and clear of all Encumbrances except Permitted Encumbrances, all of the Sellers’ right, title and interest in and to all of the assets of the Sellers primarily relating to the Project, including the following assets (collectively, the “Purchased Assets”):

(a)                                 all inventory of the Project as of the Closing Date (collectively, the “Inventory”), including the inventory set forth on Schedule 2.1(a);

(b)                                 except as set forth on Schedule 2.2(g), all of the rights of the Sellers under all Contracts primarily relating to the Project (collectively, the “Included Contracts”), including the Contracts set forth on Schedule 2.1(b);

(c)                                  all machinery, equipment, tooling and other items of tangible personal property owned by the Sellers primarily relating to the Project (collectively, the “Equipment”), including the machinery and equipment set forth on Schedule 2.1(c);

(d)                                 the Intellectual Property primarily relating to the Project (collectively, the “Purchased Intellectual Property”), including the Intellectual Property set forth on Schedule 2.1(d) and any rights Sellers might have to the names “ACT” and “Adaptive Compression Therapy”, and including all of Sellers’ rights with respect to past, present or future infringements thereof;

(e)                                  all marketing, product packaging, designs, photography and similar items primarily relating to the sale or marketing of the Products;

(f)                                   books and records primarily relating to the Project, including records relating to regulatory approvals obtained or applications made before the Closing Date; and

(g)                                  to the extent transferable under applicable Law, all Governmental Authorizations held by the Sellers to the extent necessary for and primarily relating to the operation of the Project.

Section 2.2                                    Excluded Assets.  Notwithstanding the terms of Section 2.1, the Sellers will not sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser will not purchase or acquire, and the Purchased Assets do not include, any assets other than the Purchased Assets, including but not limited to any of the following assets (the “Excluded Assets”):

(a)                                 all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of the Sellers;

(b)                                 all notes and accounts receivable of the Sellers;

(c)                                  all minute books, records, stock ledgers, Tax records and all other materials that the Sellers are required by Law to retain (provided that copies of such records shall, to the extent legally permissible and to the extent that they constitute Purchased Intellectual Property or Purchased Assets, be provided to the Purchaser);

(d)                                 all financial books and records with respect to the Project and the Purchased Assets, including receipts and invoices (provided that the Sellers shall, as soon as reasonably practicable following receipt of an itemized request from Purchaser, provide to Purchaser copies of those itemized financial records so requested by Seller to be provided);

(e)                                  the shares of the capital stock of the Sellers and their Affiliates and all of the Sellers’ or any of their Affiliates’ ownership interest in any Subsidiary or other Person;

(f)                                   all insurance policies, binders and claims and rights thereunder and proceeds thereof;

(g)                                  all rights under all Contracts of the Sellers set forth on Schedule 2.2(g) and all Contracts of the Sellers other than the Included Contracts;

(h)                                 all intellectual property rights of the Sellers other than the Purchased Intellectual Property;

(i)                                     all inventory of the Sellers other than the Inventory;

(j)                                    all machinery, equipment and other items of tangible personal property of the Sellers other than the Equipment;

(k)                                 all real property and rights in respect of real property;

(l)                                     all rights arising under any Excluded Liability; and

(m)                             all rights of the Sellers under this Agreement or any of the Ancillary Agreements.

Section 2.3                                    Assumed Liabilities.  In accordance with the provisions of this Agreement, at the Closing, the Purchaser will assume and pay or perform and discharge when due only the following Liabilities of the Sellers to the extent relating to the Project or the Purchased Assets (the “Assumed Liabilities”):

(a)                                 all Liabilities of the Sellers arising on or after the Closing Date under the Included Contracts and the Governmental Authorizations included in the Purchased Assets, but only to the extent that such Liabilities do not arise from or relate to any breach by the Sellers of any obligations under any provision of any of the Included Contracts or Governmental Authorizations that occurred on or before the Closing Date; and

(b)                                 all other Liabilities arising out of, relating to or incurred in connection with (i) the ownership or use of the Purchased Assets after the Closing Date or the operation of the Project after the Closing Date, (ii) the use by the Purchaser or its permitted licensees of Purchased Intellectual Property after the Closing Date and (iii) any other condition arising after the Closing Date with respect to the Purchased Assets.

Section 2.4                                    Excluded Liabilities.  Notwithstanding any other provision of this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of the Sellers of whatever nature, whether presently in existence or arising hereafter (the “Excluded Liabilities”).

Section 2.5                                    Consideration.  The consideration for the Purchased Assets consists of (a) the payment at the Closing of $3,000,000 (the “Closing Payment”), (b) the Commercialization Payment to be

paid in accordance with Section 2.6, (c) the Initial Sales Percentage Amounts and Sales Percentage Amounts, as applicable, to be paid in accordance with Section 2.7 (the amounts set forth in clauses (a), (b) and (c), the “Purchase Price”), and (d) the assumption of the Assumed Liabilities.

Section 2.6                                    Commercialization Payment.

(a)                                 In addition to the Closing Payment, the Initial Sales Percentage Amounts and the Sales Percentage Amounts, the Purchaser shall pay to Sellers, as part of the Purchase Price, the amount of $2,000,000 (the “Commercialization Payment”), payable within five Business Days after the Commercialization Payment Date.  For purposes hereof, the “Commercialization Payment Date” shall mean the date that is the earlier of (i) the First Commercialization Date and (ii) the first anniversary of the Closing Date.

(b)                                 Any payment pursuant to this Section 2.6 shall be made by wire transfer of immediately available funds in U.S. dollars to the account(s) specified by the Sellers no later than two Business Days prior to the due date for such payment.  Except as set forth in Section 2.14, no payment made pursuant to this Section 2.6 will be subject to deduction, withholding or offset for any reason.

(c)                                  The Purchaser shall use its reasonable best efforts to manufacture and Commercialize the Amadeus Device as promptly as practicable after the Closing Date and shall use its Commercially Reasonable Efforts to explore the commercial viability of the SMM Platform.  From and after the Closing Date, the Purchaser shall deliver to ConvaTec on or before each six month anniversary of the Closing Date a brief report setting forth the status of the Project and the anticipated date(s) for Commercializing any Product.

Section 2.7                                    Sales Percentage Amount.  In addition to the Closing Payment and the Commercialization Payment, for the Percentage Payments Period, the Purchaser shall, as part of the Purchase Price, make payments to Sellers as set forth below:

(a)                                 For each of the first sixteen (16) Quarterly Calculation Periods (the “Initial Sales Payment Period”), the Purchaser shall pay to Sellers an amount (each, an “Initial Sales Percentage Amount”) equal to nine percent (9%) of Sales of Non-SMM Products (the “Non-SMM Product Sales”) and seven percent (7%) of Sales of SMM Products (the “SMM Product Sales”) during such Quarterly Calculation Period; provided that, subject to Section 2.7(b) below, if the Initial Sales Percentage Amount is less than the Guaranteed Minimum Sales Percentage Amount for any of the first twelve (12) Quarterly Calculation Periods, the Purchaser shall pay to Sellers the Guaranteed Minimum Sales Percentage Amount for that Quarterly Calculation Period.

(b)                                 If during any of the first twelve (12) Quarterly Calculation Periods Sellers or their respective Affiliates conduct a Restricted Business in the United States, then thereafter the proviso in Section 2.7(a) shall not apply and the Purchaser shall not be required to pay any further Guaranteed Minimum Sales Percentage Amounts to Sellers notwithstanding that the Initial Sales Percentage Amount may be less than the Guaranteed Minimum Sales Percentage Amount for any of the remaining Quarterly Calculation Periods in the first twelve (12) Quarterly Calculation Periods.  If during any of the first twelve (12) Quarterly Calculation Periods Sellers or their respective Affiliates conduct a Restricted Business anywhere outside the United States, then the proviso in Section 2.7(a) shall continue to apply and the Purchaser shall be required to pay the applicable Guaranteed Minimum Sales Percentage Amount to Sellers if the Initial Sales Percentage Amount is less than the Guaranteed Minimum Sales Percentage Amount for any of the remaining Quarterly Calculation Periods in the first twelve (12) Quarterly Calculation Periods; provided, however, that for purposes hereof the Guaranteed Minimum Sales Percentage Amount shall be reduced by sixty percent (60%).

(c)                                  For each Quarterly Calculation Period beginning with the seventeenth Quarterly Calculation Period and ending on the tenth anniversary of the Commercialization Payment Date (the “Sales Payment Period” and, together with the Initial Sales Payment Period, the “Percentage Payments Period”), the Purchaser shall pay to Sellers an amount (each, a “Sales Percentage Amount”) equal to six percent (6%) of Non-SMM Product Sales and five percent (5%) of SMM Product Sales during such Quarterly Calculation Period, subject to clause (d) below.

(d)                                 If (i) Non-SMM Product Sales plus (ii) SMM Product Sales in a calendar year during the Sales Payment Period exceed Forty Million Dollars ($40,000,000) (the “Annual Sales Threshold”), then the Sales Percentage Amount relating to Non-SMM Product Sales payable by the Purchaser to ConvaTec in respect of such calendar year shall equal six percent (6%) of Non-SMM Product Sales during such calendar year up to the Annual Sales Threshold and shall equal seven percent (7%) of Non-SMM Product Sales during such calendar year in excess of the Annual Sales Threshold.

(e)                                  The Purchaser shall prepare a “Percentage Payments Determination Report” or “PPDR” for the Sellers setting forth the calculation of the Initial Sales Percentage Amount or the Sales Percentage Amount, as applicable, for each Quarterly Calculation Period.  Each PPDR shall conform substantially to the format set forth in Schedule 2.7(e) attached hereto, and be in accordance with the definition of “Sales” set forth in Section 1.1, and shall contain the information reasonably necessary to calculate the Initial Sales Percentage Amount or the Sales Percentage Amount, as applicable, for such Quarterly Calculation Period.  To the extent a Quarterly Calculation Period straddles a calendar year end during the Sales Payment Period, the Purchaser shall ensure that the PPDR for such Quarterly Calculation Period contains sufficient detail for purposes of application of the provisions of clause (d) above.  All moneys reported in the PPDR shall be in U.S. dollars, or in both a foreign currency and U.S. dollars.  If the Purchaser or any of its Affiliates receives payment for a Product in a currency other than U.S. dollars, then for purposes of converting the relevant Initial Sales Percentage Amount or the Sales Percentage Amount, as applicable, in respect thereof, such other currency shall be converted into U.S. dollars at the applicable rate of exchange of Citibank N.A., in New York, New York, on the last Business Day of the last month of the Quarterly Calculation Period in which the relevant sale occurred.  Within forty-five (45) calendar days following the end of each Quarterly Calculation Period during the Percentage Payments Period, the Purchaser shall deliver to the Sellers the PPDR, along with payment, by wire transfer of immediately available funds to an account designated by ConvaTec, of an amount equal to the Initial Sales Percentage Amount or the Sales Percentage Amount, as applicable, for such Quarterly Calculation Period, as set forth in the PPDR.

(f)                                   Sellers may object in writing to a PPDR for a Quarterly Calculation Period only within twenty calendar days of delivery of the PPDR for the last Quarterly Calculation Period in each Annual Period.  If ConvaTec objects in writing to any individual PPDR within such period, then the parties will act in good faith to resolve among themselves any objections to the PPDR.  If they are unable to do so within thirty (30) calendar days after ConvaTec’s notice of objection, then either party may submit the dispute to a mutually agreed-upon independent accounting firm of recognized national standing, which firm is not the regular auditing firm of or otherwise providing material services to the Purchaser or the Sellers or any of their respective Affiliates.  If the Purchaser and ConvaTec are unable to jointly select such independent accounting firm within ten (10) days after the dispute is submitted to the accounting firm, the Purchaser, on the one hand, and ConvaTec, on the other hand, will each select an independent accounting firm of recognized national standing and such selected accounting firms will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of or otherwise providing material services to the Purchaser or the Sellers or any of their respective Affiliates; provided, however, that if either the Purchaser, on the one hand, or ConvaTec, on the other hand, fail to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.7 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”).  The Purchaser and ConvaTec will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Initial Sales Percentage Amount or the Sales Percentage Amount, as applicable.  The Purchaser and ConvaTec will each use their Commercially Reasonable Efforts to cause the Independent Accounting Firm to render its determination within thirty (30) days after referral of the items to such firm or as soon thereafter as reasonably practicable.  The Independent Accounting Firm’s determination of the Adjustment Amount as set forth in its report will be final and binding on the parties for purposes of this Section 2.7.  The fees and expenses of the Independent Accounting Firm shall be borne entirely by the Purchaser if a PPDR is adjusted by greater than four percent (4%) in the Sellers’ favor.  If the relevant PPDR is adjusted by four percent (4%) or less, the fees and expenses of the Independent Accounting Firm shall be borne entirely by ConvaTec.

(g)                                  The “Adjustment Amount,” with respect to any dispute, will be equal to (i) the Initial Sales Percentage Amount or the Sales Percentage Amount, as applicable, as determined in accordance with Section 2.7(f) for such Quarterly Calculation Period, minus (ii) the amount previously paid by the Purchaser to ConvaTec with respect to the Purchaser’s original Percentage Payments Determination Report for such Quarterly Calculation Period, plus (iii) interest at the Prime Rate plus 3% per annum, accruing on the basis of the actual number of days elapsed and a 365-day year, beginning on the 30th day of the month following the Quarterly Calculation Period for which the Percentage Payments Determination Report was disputed by ConvaTec and ending on the date payment is required pursuant to Section 2.7(h).

(h)                                 Any payment to Sellers of an Adjustment Amount will be effected by wire transfer of immediately available funds to an account designated by ConvaTec.  Such payment will be made within five Business Days following the final determination of the relevant Initial Sales Percentage Amount or Sales Percentage Amount, as applicable, in accordance with Section 2.7(f).  Except as set forth in Section 2.14, no payment made pursuant to this Section 2.7 will be subject to deduction, withholding or offset for any reason.

(i)                                     During the Percentage Payments Period, the Purchaser shall provide ConvaTec and its respective advisers, and the Independent Accounting Firm (in the event of any dispute pursuant to Section 2.7(f)) with reasonable access during normal business hours to books and records and cooperation and assistance as may be reasonably required to enable ConvaTec and the Independent Accounting Firm to calculate each Initial Sales Percentage Amount or Sales Percentage Amount, as applicable, and confirm each Percentage Payments Determination Report.

(j)                                    During the Percentage Payments Period, the Purchaser agrees to use Commercially Reasonable Efforts to promote and sell Products, in the United States, Europe and elsewhere, in a manner consistent with such efforts undertaken by Purchaser with respect to its products.

Section 2.8                                    Allocation of Purchase Price.  The Sellers and the Purchaser agree that the sum of the Purchase Price plus the Assumed Liabilities (and subsequent adjustments, if any) will be allocated among the Purchased Assets as of the Closing Date in accordance with Schedule 2.8.  Each of the Sellers and the Purchaser will (a) timely file all forms (including IRS Form 8594) and Tax Returns required to be filed in connection with such allocation, (b) be bound by such allocation for purposes of determining Taxes, (c) prepare and file, or cause to be prepared and filed, its Tax Returns on a basis consistent with such allocation and (d) take no position, or cause no position to be taken, inconsistent with such allocation on any applicable Tax Return, in any Proceeding before any Governmental Authority, in any report made for Tax, financial accounting or any other purposes, in any litigation, or otherwise.  If the allocation set forth on Schedule 2.8 is disputed by any Governmental Authority, the party receiving notice of such dispute will promptly notify the other party hereto concerning the existence and resolution of such dispute.

Section 2.9                                    Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, 300 East Randolph Street, Chicago, Illinois, at 10:00 a.m., local time, as soon as practicable, but in any event not later than the third Business Day immediately following the date on which the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other time and place as ConvaTec and the Purchaser may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.10                             Closing Deliveries.

(a)                                 At the Closing, the Sellers will deliver or cause to be delivered to the Purchaser:

(i)                                     a bill of sale in the form of Exhibit A (the “Bill of Sale”) duly executed by the Sellers;

(ii)                                  an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by the Sellers;

(iii)                               an assignment of all patents and patent applications included in the Purchased Intellectual Property in the form of Exhibit C (the “Patent Assignment”) duly executed by the Sellers;

(iv)                              an assignment of all software included in the Purchased Intellectual Property in the form of Exhibit D (the “Software Assignment”) duly executed by the Sellers;

(v)                                 a certificate, dated as of the Closing Date, duly executed by the Sellers confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b); and

(vi)                              such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b)                                 At the Closing, the Purchaser will deliver or cause to be delivered to the Sellers:

(i)                                     the Closing Payment by wire transfer of immediately available funds in U.S. dollars to the account(s) specified by ConvaTec no later than two Business Days prior to the Closing Date;

(ii)                                  the Assignment and Assumption Agreement duly executed by the Purchaser;

(iii)                               the Bill of Sale, the Patent Assignment and the Software Assignment, if any, that call for a signature by the Purchaser, duly executed by the Purchaser;

(iv)                              a certificate, dated as of the Closing Date, duly executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b); and

(v)                                 such other instruments of assumption as ConvaTec reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.11                             Default Interest.  If any party that is required to pay any sum under this Agreement fails to pay such sum on the due date for payment (the “Defaulting Party”), it shall pay interest on such sum for the period from and including such due date through the date of actual payment (after as well as before any applicable Judgment), at the rate of 10% per annum.  Interest under this Section 2.11 shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Defaulting Party on demand.  Unpaid interest shall not compound.  The accrual or receipt by the non-defaulting party of interest under this Section 2.11 shall not constitute a waiver by the nondefaulting party of any right or remedy it may otherwise have under this Agreement.

Section 2.12                             Removal of Purchased Assets.  Promptly but in any event no later than sixty (60) calendar days following the Closing Date, the Purchaser will (a) prepare for relocation such Purchased Assets located at any facilities currently occupied by the Sellers or any Affiliate of the Sellers (each such facility, a “Seller Facility”) and relocate such Purchased Assets from the relevant Seller Facility and (b) be responsible for all data transfer, delivery, transmission and reformatting expenses related to the acquisition of the Purchased Assets; provided that if Purchaser does not relocate the Purchased Assets within 60 calendar days after the Closing Date, Purchaser will following that date begin to pay reasonable fees for storing such Purchased Assets and after 120 calendar days after the Closing Date, Sellers may ship such Purchased Assets to Purchaser at Purchaser’s reasonable expense.  Subject to the provisions of this Agreement, the Sellers will, and will cause their Affiliates to, cooperate with the Purchaser and provide the Purchaser all assistance reasonably requested by the Purchaser in connection with the planning and implementation of the transfer of any Purchased Assets or any portion of any of them to such location as the Purchaser will designate.  The Purchased Assets will be transported by or on behalf of the Purchaser, and until all of the Purchased Assets are removed from a Seller Facility, the Sellers will permit, and will cause their Affiliates to permit, the Purchaser and its authorized agents or representatives, upon prior notice, to have reasonable access to such Seller Facility during normal business hours to the extent necessary to disconnect, detach, remove, package and crate the Purchased Assets for transport.  The Purchaser will be responsible for transporting and reinstalling the Purchased Assets at such location(s) as the Purchaser will determine.  All risk of loss as to the Purchased Assets will be borne by, and will pass to, the Purchaser as of the Closing.  After the Closing Date, Purchaser will be able to remove any Purchased Assets that are in the possession, custody or control of any Person other than Sellers from the location at which such Person has possession, custody or control of such Purchased Assets without the payment of any fees or expenses by Purchaser to such Person, other than any such fees and expenses that may arise from new arrangements entered into directly between Purchaser and such Persons.

Section 2.13                             Consents.  Notwithstanding any other provision of this Agreement, this Agreement does not effect an assignment of any Included Contract if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto.  As to any such Included Contract, the Sellers and the Purchaser will use Commercially Reasonable Efforts to obtain as promptly as practicable after the Closing the consent of the other parties to the assignment of such Included Contract or, if required, novation thereof to the Purchaser or, alternatively, written confirmation from such parties reasonably satisfactory to the Sellers and the Purchaser that such consent is not required.  In no event, however, will the Sellers or any of their Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Included Contract.  If any consent, waiver, confirmation, novation or approval is not obtained with respect to any such Included Contract, then the Sellers and the Purchaser will cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Sellers and the Purchaser under which the Purchaser would obtain, to the extent practicable, all rights, and assume the corresponding Liabilities thereunder (including by means of subcontracting, sublicensing or subleasing arrangement) or under which the Sellers would enforce, for the benefit of the Purchaser, with the Purchaser assuming and agreeing to pay the Sellers’ Liabilities and expenses, any and all rights of the Sellers against a third party to any such Included Contract.  In such event (i) the Sellers will promptly pay to the Purchaser when received all moneys relating to the period on or after the Closing Date received by it under any Included Contract not transferred pursuant to this Section 2.13 and (ii) the Purchaser will promptly pay, perform or discharge when due any Liabilities arising thereunder after the Closing Date but not transferred to the Purchaser pursuant to this Section 2.13.  The failure by the Purchaser or the Sellers to obtain any required consent, waiver, confirmation, novation or approval with respect to any Included Contract will not relieve any party from its obligation to consummate at the Closing the transactions contemplated by this Agreement.

Section 2.14                             Set-off.

(a)                                 If the Purchaser in good faith gives notice to ConvaTec of a claim under Section 8.1 prior to the date that any Commercialization Payment or Initial Sales Percentage Amount or the Sales Percentage Amount, as applicable, would otherwise be due (each a “Payment Date”) then, subject to the Indemnity Cap, to the extent that such claim has been settled or otherwise determined but has not been paid by or on behalf of ConvaTec prior to any Payment Date, the Purchaser will be entitled to set off the amount equal to the payment required to be paid to the Purchaser pursuant to such settlement or determination against the relevant Commercialization Payment or Percentage Payment Amount.

(b)                                 For the purposes of Section 2.14(a):

(i)                                     a claim shall be regarded as “settled” where it is the subject of an agreement in writing between ConvaTec and the Purchaser (or their respective attorneys);

(ii)                                  a claim will be regarded as “determined” if a court of competent jurisdiction has awarded judgment to the Purchaser in respect of the claim, even if the Sellers have a right of appeal with respect to such judgment.

(c)                                  If Purchaser sets off a determined claim amount against a Commercialization Payment, Initial Sales Percentage Amount or Sales Percentage Amount, as applicable, and Purchaser’s relevant determined claim is subsequently overturned on appeal by the judgment of a court of competent jurisdiction, then Purchaser shall promptly, and in any event within five (5) Business Days after such appeal judgment, pay to ConvaTec the amount of the relevant Commercialization Payment, Initial Sales Percentage Amount or Sales Percentage Amount, as applicable, that was withheld by Purchaser, even if Purchaser has a right of appeal with respect to such judgment, together with interest on such amount at the rate of 5% per annum, accruing on the basis of the actual number of days elapsed and a 365-day year, beginning on the date of the relevant set-off and ending on the date payment is required pursuant to this Section 2.14( c).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Purchaser as follows, except as set forth on the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1                                    Organization and Good Standing.  Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and has all requisite corporate power and authority to conduct its business as presently conducted.

Section 3.2                                    Authority and Enforceability.  Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby by each Seller have been duly authorized by all necessary action on the part of such Seller.  Each Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, such Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which each Seller is a party will constitute, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3                                    No Conflict.  Except for the requirements of any antitrust Laws (if and to the extent any of the foregoing Laws may apply), neither the execution, delivery and performance of this Agreement and any Ancillary Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated by this Agreement, will (a) conflict with or violate either Seller’s certificate of incorporation or bylaws, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Included Contract, (c) violate any Law or Judgment applicable to either Seller (to the extent it relates to the Project), the Project or the Purchased Assets or (d) require either Seller to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 3.4                                    Purchased Assets.

(a)                                 The Sellers have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of the tangible personal property included in the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)                                 Except as set forth in Section 3.4(b) of the Seller Disclosure Schedule, the Purchased Assets comprise all material assets necessary to manufacture the Amadeus Device; provided, however, that no representation is given as to the production capacity of the Purchased Assets.  Except as set forth in Section 3.4(b) of the Seller Disclosure Schedule, the Included Contracts constitute all of the contracts and agreements used for the Project as now being conducted by the Sellers.

(c)                                  All machinery and equipment included in the Purchased Assets is in good condition and repair in all material respects, normal wear and tear excepted, and is suitable for the purpose of manufacturing the Amadeus Device.  Except as set forth in Section 3.4(c) of the Seller Disclosure Schedule, none of the Purchased Assets is in the possession, custody or control of any Person other than the Sellers.

Section 3.5                                    Intellectual Property.

(a)                                 Section 3.5(a) of the Seller Disclosure Schedule sets forth an accurate and complete list (by name and, where applicable, registration number and jurisdiction of registration, application, certification and filing) of all registered patents, trademarks, trade names, copyrights and domain names, and applications therefor, and software, included in the Purchased Intellectual Property.

(b)                                 The Sellers are the sole owners of all right, title and interest in the Purchased Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances; provided that no representation or warranty is given in this Section 3.5(b) as to infringement of any Intellectual Property rights of any other Person (in respect of which Section 3.5(g) is the sole applicable representation and warranty of the Sellers).

(c)                                  Except as set forth on Section 3.5(c) of the Seller Disclosure Schedule, the Purchased Intellectual Property is free of all payment obligations and other Encumbrances.

(d)                                 All necessary registration, maintenance and renewal fees in connection with each item of Purchased Intellectual Property required to be listed in Section 3.5(a) of the Seller Disclosure Schedule have been paid and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities for purposes of maintaining such item of Purchased Intellectual Property.

(e)                                  Except as set forth on Section 3.5(e) of the Seller Disclosure Schedule, Sellers own, possess or have sufficient rights to all rights in the Purchased Intellectual Property that are required to manufacture the Amadeus Device; provided that no representation or warranty is given in this Section 3.5(e) as to infringement of any Intellectual Property rights of any other Person (in respect of which Section 3.5(g) is the sole applicable representation and warranty of the Sellers).

(f)                                   Sellers do not own, possess, or have rights in any Intellectual Property, other than the Purchased Intellectual Property, that the Purchaser would infringe or misappropriate by making, using, selling, or otherwise commercializing any of the Products or the Purchased Intellectual Property relating to the Project.

(g)                                  To the Sellers’ Knowledge, none of the Products infringe any Intellectual Property rights of any other Person, or contain or use any Intellectual Property misappropriated from any Person.

(h)                                 To the Sellers’ Knowledge, no other Person is infringing, violating or misappropriating any of the Purchased Intellectual Property.  The Sellers have not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Contract involving the Purchased Intellectual Property.

(i)                                     The Sellers have not received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Project has violated any Person’s Intellectual Property.  Further, Sellers have not received a written offer from any other Person proposing to grant a license to Sellers to Intellectual Property of said other Person purported to relate to the Project.  Sellers have not received in writing or otherwise any complaint, claim or notice from any Person (other than patent officials) suggesting that any of the Intellectual Property embodied in the Project is invalid, unpatentable or unenforceable.  There are no pending disputes between the Sellers and any other Person (other than patent officials) relating to the Purchased Intellectual Property.

(j)                                    Sellers have taken Commercially Reasonable Efforts to maintain the secrecy of all confidential information relating to the Project.  To Sellers’ Knowledge, all Persons who have received confidential information relating to the Project have entered into written confidentiality agreements with the Seller to protect the secret or confidential status of such information.  To Sellers’ Knowledge, no confidential Project information of Sellers has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person.

(k)                                 The Purchased Intellectual Property was: (i) developed by Sellers; (ii) developed by employees, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of Sellers as assignee that have conveyed to Sellers ownership of all of their Intellectual Property embodied in the Purchased Intellectual Property; or (iii) acquired in connection with acquisitions transferring title to the Intellectual Property embodied in the Purchased Intellectual Property.

(l)                                     Sellers currently have the sole and exclusive right to: (i) bring actions for past, present and future infringement, dilution, misappropriation or unauthorized use of the Purchased Intellectual Property in any country or other geographic area in the world; and (ii) receive all proceeds from the foregoing, including licenses, royalties income, payments, claims, damages and proceeds of any such suit.

(m)                             Except for any Included Contracts, no licenses or other rights under the Purchased Intellectual Property have been granted by Sellers, or retained by any third persons, including but not limited to any prior owners, or inventors.

(n)                                 Except as set forth on Section 3.5(n) of the Seller Disclosure Schedule, and except in respect of the SMM Platform prior to November 10, 2008, no government funding, facilities of a university, college, educational institution or research center, or funding from third Persons, was used in the development of any Purchased Intellectual Property.

(o)                                 Part B of Schedule 2.1(d) sets forth all of the patents included in the Purchased Intellectual Property that relate to the SMM Platform.

(p)                                 Sellers make no representation or warranty with respect to the names “ACT” and “Adaptive Compression Therapy”.

(q)                                 This Section 3.5 constitutes the sole and exclusive representations and warranties of the Sellers with respect to any matters relating to Intellectual Property.

Section 3.6                                    Contracts.

(a)                                 Section 3.6(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each written Included Contract and a summary of the material terms of each oral Included Contract.

(b)                                 The Sellers have made available to the Purchaser an accurate and complete copy of each Included Contract.  With respect to each such Included Contract, neither the Sellers, nor, to the Sellers’ Knowledge, any other party to the Included Contract is in material breach or material default under the Included Contract.  Each Included Contract is legal, valid, binding and enforceable as to the Sellers and, to the Knowledge of the Sellers, each other party thereto, in accordance with its terms except to the extent it has previously expired in accordance with its terms and subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.7                                    Tax Matters.

(a)                                 (i) All Tax Returns required to be filed by the Sellers with respect to the Purchased Assets have been timely filed, (ii) all Taxes shown on such Tax Returns with respect to the Purchased Assets have been paid and (iii) no Governmental Authority has proposed to make or has made any material adjustment with respect to Taxes primarily attributable to the Purchased Assets.

(b)                                 The Sellers have properly and timely withheld, collected or deposited all amounts required to be withheld, collected or deposited in respect of Taxes relating to the Purchased Assets.

(c)                                  There are no Tax liens on any of the Purchased Assets.  The Sellers have not received any notice or inquiry from any Governmental Authority in any jurisdiction where the Sellers do not currently file Tax Returns to the effect that the Sellers are currently required to file Tax Returns with respect to the Purchased Assets or that the Purchased Assets are otherwise currently subject to taxation by such jurisdiction.  No federal, state, local or foreign Tax audits or other Tax Proceedings are pending or being conducted, nor have the Sellers received any notice from any Governmental Authority that any such Tax audit or other Tax Proceeding is pending or threatened, in any case with respect to Taxes attributable to the Purchased Assets.

(d)                                 This Section 3.7 constitutes the sole and exclusive representations and warranties of the Sellers with respect to any matters relating to Taxes.

Section 3.8                                    Governmental Authorizations.  Section 3.8 of the Seller Disclosure Schedule lists all material Governmental Authorizations that the Sellers have obtained in connection with the Project prior to the date hereof.  The Sellers are in material compliance with all Governmental Authorizations listed on Section 3.8 of the Seller Disclosure Schedule, and all such Governmental Authorizations are in full force and effect.  There has been no default on the part of Sellers with respect to, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach of, impose any condition to the issuance, maintenance, renewal or continuance of any Governmental Authorization listed on Section 3.8 of the Seller Disclosure Schedule.  Except as set forth on Section 3.8 of the Seller Disclosure Schedule, the Sellers have not made an assignment of the rights of any such Governmental Authorizations to any third party, and such Governmental Authorizations are free and clear of all Encumbrances.  There has been no decision by the Sellers not to renew any material Governmental Authorization relating to the Project.

Section 3.9                                    Compliance with Laws.  The conduct of the Project by the Sellers is in material compliance with all Laws applicable to the conduct of the Project or the ownership or use of the Purchased Assets.

Section 3.10                             Legal Proceedings.  There is no Proceeding pending or, to the Sellers’ Knowledge, threatened against the Sellers with respect to the Project or any Purchased Asset.  The Sellers are not subject to any outstanding Judgment relating to the Project.  Since November 10, 2008, no notice has been received by Sellers claiming any violation of any Law or Governmental Authorization relating to the Project.

Section 3.11                             FDA and Regulatory Compliance.  Section 3.11 of the Seller Disclosure Schedule sets forth the status of each filing or application filed with the U.S. Food and Drug Administration (the “FDA”) and any other comparable non-U.S. Governmental Authority with respect to the Products.  Except as set forth on Section 3.11 of the Seller Disclosure Schedule:

(a)                                 The Project is being conducted in substantial compliance with all medical device Laws, including (i) the federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), (ii) any comparable foreign Laws, and (iii) state licensing, disclosure and reporting requirements.

(b)                                 All pre-clinical and clinical investigations conducted or sponsored by the Sellers relating to the Project were conducted or are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Governmental Authorities, including, where applicable (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations and (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 812 and 820 of the Code of Federal Regulations.  The Sellers have not received any information from the FDA or any other Governmental Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of the Products which expressly threatened the denial of any application for marketing approval currently pending before the FDA or such other Governmental Authority.

(c)                                  All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Sellers have been so filed, maintained or furnished.  All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.  The Sellers have not, and to the Knowledge of the Sellers, no officer, employee, agent or distributor of the Sellers or any of its Subsidiaries has, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(d)                                 As to each Product subject to the FDCA and the regulations of the FDA promulgated thereunder, or similar foreign Laws and regulations of any other foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Sellers, each such Product is being or has been developed, manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, and similar foreign Laws and regulations, including those relating to investigational use, or marketing approval to market a Product, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security.

(e)                                  Except as set forth in Section 3.11 of the Seller Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or threatened in writing by the FDA or any other Governmental Authority with respect to any of the Products, including, to the Knowledge of the Sellers, during the time period of production, processing, packaging or storage for any Product, any facilities where any such Product is produced, processed, packaged or stored.

(f)                                   The Sellers have not received any notice or other communication that (i) the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance, premarket approval, rights or other approval or request the recall of any Product or (ii) alleges any violation of applicable Law by the Sellers with respect to any Product.

Section 3.12                             Inventory.  All of the inventory of the Project as of five Business Days prior to the date of this Agreement is set forth on Schedule 2.1(a) and there has been no material changes to the Inventory since such date.

Section 3.13                             Products and Materials.

(a)                                 The Sellers have disclosed to Purchaser:

(i)                                     All locations at which tangible Purchased Assets are located (including locations owned or controlled by third parties); and

(ii)                                  All locations at which any Product clinical or other trials (including observational studies) are being conducted.

(b)                                 Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule, the Sellers have granted access to, or made available to, Purchaser a true, correct and complete copy of all documentation in the Sellers’ possession, relating to all present and past Products clinical or other human trials (including observational studies), consistent with the Health Insurance Portability and Accountability Act of 1996, as amended, and other such Laws governing privacy of human subjects.

(c)                                  Schedule 2.1(c) is a true, correct and complete list of the Equipment as of the date of this Agreement.

(d)                                 The specifications and manufacturing documentation for the Amadeus Device (a copy of which has been made available to Purchaser) is complete and accurate in all material respects.  Such documentation includes all data and know-how used or held for use by the Sellers to manufacture the Amadeus Device and is current, accurate in all material respects, and sufficient in detail and content to identify and explain the designs, concepts and processes described therein.

(e)                                  No material product liability claim has been made against any Seller arising out of, relating to, or resulting from any injury to any individual or property as a result of the ownership, possession, or use of any Product sold or distributed by Seller before the Closing Date.  Sellers have not received notice as to any claim for personal injury or death, any claim for property, economic, punitive, or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief, in each case in connection with any product sold by Sellers.

Section 3.14                             Brokers Fees.  The Sellers have not incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Purchaser would become liable or obligated.

Section 3.15                             Anti-Bribery Laws.

(a)                                 Since April 1, 2007, no Seller, nor any officer, director, or employee of the Sellers, nor any agent or representative of the Sellers, acting in such capacity, has, in connection with the Project, directly or indirectly violated or taken any act in furtherance of violating any provision of the Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-bribery or anticorruption Laws of any jurisdiction applicable to the Project (collectively, the “Anti-Bribery Laws”), such as by making, offering or promising, directly or indirectly, any contribution, gift, bribe, rebate, loan, payoff, influence payment, kickback or other payment, or promise of payment, of anything of value, to any Government Official for the purpose of inducing such Government Official to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business in connection with the Project, or to facilitate the Project or for any other improper purpose in connection with the Project (e.g., to obtain a tax rate lower than allowed by Law).

(b)                                 For purposes of this Section 3.15, the term “Government Official” shall mean any: (i) officer or employee of a Governmental Authority (including any state-owned or state-controlled enterprise) or of a public international organization; (ii) holder of public office, candidate for public office, political party, official of a political party or member of a royal family; or (iii) Person acting for or on behalf of any Governmental Authority.

Section 3.16                             Cidron Healthcare Limited.  Cidron Healthcare Limited directly or indirectly owns all of the outstanding equity interests in the Sellers and any other Persons that are related to the Sellers and that conduct business under the trade name “ConvaTec.” Cidron Healthcare Limited is not a wholly owned subsidiary, directly or indirectly, of any other Person.

Section 3.17                             Disclaimer of Other Representations and Warranties.  The representations and warranties set forth in this Article 3 are the only representations and warranties made by the Sellers with respect to the Project, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement.  Except as specifically set forth in this Article 3, (a) the Sellers are selling the Purchased Assets to the Purchaser “as is” and “where is” and with all faults, and make no warranty, express or implied, as to any matter whatsoever relating to the Project, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Project by the Purchaser after the Closing in any manner or (iii) the probable success or profitability of the Project after the Closing, and (b) other than the indemnification obligations of the Sellers set forth in Article 8, neither the Sellers nor any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders, will have, or will be subject to, any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Project, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

Section 3.18                             No Other Provisions.  The Sellers hereby acknowledge and agree that other than the representations and warranties set forth in Article 4 or the covenants set forth in this Agreement, neither the Purchaser nor any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders, make or have made any representation or warranty, express or implied, at law or in equity, or covenant as to any matter whatsoever relating to the Project, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement, including as to (a) the operation of the Project by the Purchaser after the Closing in any manner or (b) the probable success or profitability of the Project after the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows, except as set forth on the disclosure schedule delivered by the Purchaser to the Sellers concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):

Section 4.1                                    Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently conducted.  The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of

Delaware, and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2                                    Authority and Enforceability.  Each of the Purchaser and the Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser or the Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and the Parent.  Each of the Purchaser and the Parent has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each of the Purchaser and the Parent will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Sellers and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which the Purchaser and the Parent is a party will constitute, the valid and binding obligation of the Purchaser and the Parent, enforceable against the Purchaser and the Parent in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3                                    No Conflict.  Except for the requirements of any antitrust Law (if and to the extent any of the foregoing Laws may apply), and except in any case that would not have a material adverse effect on the ability of the Purchaser or the Parent to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, neither the Purchaser’s nor the Parent’s execution, delivery and performance of this Agreement and any Ancillary Agreement to which the Purchaser or the Parent is a party, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will (a) conflict with or violate the Purchaser’s or the Parent’s certificate of incorporation, bylaws or other organizational documents, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent is bound and that is material to the Purchaser or the Parent, (c) violate any Law or Judgment applicable to the Purchaser or the Parent or (d) require the Purchaser or the Parent to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 4.4                                    Legal Proceedings.  There is no Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser or the Parent that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

Section 4.5                                    Brokers Fees.  Neither the Purchaser nor the Parent nor any Person acting on behalf of either the Purchaser or the Parent has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.

Section 4.6                                    Financial Capacity.  The Purchaser has, and will have on the Closing Date and on the Commercialization Payment Date, immediately available cash in an amount sufficient to pay the Closing Payment at Closing and to pay the Commercialization Payment in accordance with Section 2.6.  The Purchaser knows of no circumstance or condition that it expects will prevent the availability at the Closing and at the Commercialization Payment Date of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth in this Agreement.

Section 4.7                                    Independent Investigation.  The Purchaser has conducted its own independent investigation, review and analysis of the Project, operations, assets, liabilities, results of operations, financial condition and prospects of the Project as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  The Purchaser acknowledges that it and its Affiliates and representatives have been provided adequate access to the personnel, properties, premises and records of the Project for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any Seller or any Affiliates of any Seller or their representatives (except the representations and warranties set forth in Article 3).  The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties set forth in Article 3, neither the Sellers nor any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders, make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Project, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Project by the Purchaser after the Closing in any manner or (iii) the probable success or profitability of the Project after the Closing, and (b) other than the indemnification obligations of the Sellers set forth in Article 8, neither the Sellers nor any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders, will have or will be subject to any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Project or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

Section 5.1                                    Access and Investigation.  Until the Closing and upon reasonable advance notice from the Purchaser, the Sellers will allow the Purchaser and its representatives reasonable access during normal business hours and without unreasonable interference with the operation of the Project to (a) such materials and information about the Project as the Purchaser may reasonably request and (b) specified members of management of the Project as the parties may reasonably agree.  Notwithstanding the foregoing clause (b), the Purchaser will not, and will not permit its Affiliates and representatives to, contact or otherwise communicate with, either orally or in writing, any employee, officer, director or supplier of the Project without the prior consent of ConvaTec, which consent may be provided in writing, by electronic mail or via telephone confirmation by Michael McNally or such other Person as ConvaTec may designate in writing to the Purchaser

Section 5.2                                    Operation of the Project.

(a)                                 Until the Closing, except as otherwise set forth in this Agreement or the Seller Disclosure Schedule or as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers will conduct the Project in the ordinary course of business in all material respects consistent with prior practice.

(b)                                 Until the Closing, except as otherwise set forth in this Agreement or the Seller Disclosure Schedule or as otherwise consented to by the Purchaser, the Sellers will not sell, lease or license, or permit any Encumbrance on, any of the Purchased Assets other than in the ordinary course of business.

Section 5.3                                    Consents and Filings.

(a)                                 Subject to the terms and conditions of this Agreement, each of the parties will use their respective Commercially Reasonable Efforts (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)                                 The Sellers and the Purchaser will promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by this Agreement, and will permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  None of the parties will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  The Sellers and the Purchaser will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.  The Sellers and the Purchaser will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

Section 5.4                                    Sellers’ Names, Assets and Information.

(a)                                 From and after the Closing, the Purchaser will use Commercially Reasonable Efforts to remove or cause to be removed “ConvaTec” or other similar mark and any other trademark, design or logo previously or currently used by the Sellers or any of their Affiliates (the “Seller Marks”) from all assets of the Project; provided, however, that in no event will the Purchaser or any of its Affiliates use the Seller Marks after the six-month anniversary of the Closing Date.

(b)                                 The Purchaser acknowledges and agrees that the Sellers are the owners of the Seller Marks and all goodwill attached thereto.  This Agreement does not give the Purchaser or any of its Affiliates the right to use the Seller Marks except in accordance with this Agreement.  The Purchaser will not, and will not cause or permit any of its Affiliates to, attempt to register the Seller Marks nor to register anywhere in the world a mark that is the same as or similar to the Seller Marks.

(c)                                  In no event will the Purchaser or any of its Affiliates advertise or hold itself out as a Seller or any Affiliate of a Seller after the Closing.

(d)                                 If, at any time after the Closing, the Purchaser or any of its Affiliates possesses any information belonging to or concerning a Seller or any Affiliate of a Seller that is not part of the Purchased Assets and does not relate to the Project (such information, the “Seller Information”), the Purchaser will promptly transfer, or cause to be transferred, such Seller Information to the Sellers (without retaining a copy thereof, except as required by applicable Law).  For the purposes of this Agreement, Seller Information includes written, graphical or machine-readable information that relates to trade secrets, product plans, software, vendor and customer information, business plans and data stored electronically.

(e)                                  If, at any time after the Closing, the Sellers or any of their Affiliates possesses any information that is part of the Purchased Assets (such information, the “Purchaser Information”), the Sellers will promptly transfer, or cause to be transferred, such Purchaser Information to the Purchaser (without retaining a copy thereof, except as required by applicable Law).  For the purposes of this Agreement, Purchaser Information includes written, graphical or machine-readable information that relates to trade secrets, product plans, software, vendor and customer information, business plans and data stored electronically.

Section 5.5                                    Nonsolicitation.  Unless otherwise agreed to in writing by ConvaTec, during the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date (or, if this Agreement is terminated prior to the Closing, ending on the second anniversary of the date of termination), the Purchaser will not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, nor will it permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents, advisors or representatives to, directly or indirectly, call upon any Person who is, at the time the Person is called upon, an employee of a Seller or any Affiliate of a Seller, for the purpose or with the intent of soliciting such employee away from or out of the employ of a Seller or any Affiliate of a Seller to be employed by the Purchaser or any of its Affiliates or Subsidiaries.  Notwithstanding this Section 5.5, nothing in this Agreement prohibits or otherwise restricts the Purchaser or any of its Subsidiaries or Affiliates from performing, permitting or otherwise being involved in: (a) general solicitation for employment (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards any employee of the Sellers or (b) hiring of an individual where the initial contact with such individual regarding such hiring primarily arose from (x) any such general solicitation or (y) initial contact by such individual that was unsolicited by the Purchaser or any Subsidiary or Affiliate of the Purchaser.

Section 5.6                                    Noncompetition.

(a)                                 During the period commencing on the Closing Date and ending on the five year anniversary of the Closing Date (the “Restricted Period”), subject to Sections 5.6(b) and (c), the Sellers will not, and they will not cause or permit any of their Affiliates to, directly or indirectly, engage in the Restricted Business.

(b)                                 Notwithstanding the foregoing, this Section 5.6 will not prohibit (i) the Sellers or any Affiliate of the Sellers, directly or through any Affiliate, from conducting any business activities conducted by them as of the date of this Agreement (other than the Project) and (ii) the Sellers or any Affiliate of the Sellers, directly or through any Affiliates, from investing in or holding less than five percent of the outstanding voting stock or other ownership interests of any Person that engages in the Restricted Business.

(c)                                  In addition to the foregoing, the Sellers agree that during the Restricted Period, the Sellers will not acquire (whether by acquisition of assets, merger or otherwise), and will not cause or permit any of their Affiliates to acquire, any interest in, or manage or operate any Person for whom revenues from the Restricted Business (i) represented an amount greater than the lesser of (A) 25% of such entity’s aggregate revenues during such entity’s last fiscal year or (B) US$25,000,000, or (ii) is reasonably projected to represent an amount greater than the lesser of (A) 25% of such entity’s aggregate revenues during such entity’s next fiscal year or (B) US$25,000,000 (a “Relevant Acquisition”); provided, however, that a Seller or any Affiliate of a Seller may make a Relevant Acquisition if (x) its primary purpose in making such Relevant Acquisition is not to exploit for profit such Restricted Business, and (y) the relevant Seller or such Affiliate of such Seller uses its good faith, reasonable best efforts to dispose of the entity or portion thereof whose business constituted the Restricted Business within 12 months after the consummation of such Relevant Acquisition, irrespective of whether such disposition is ultimately consummated; and provided further, however, that if the consideration payable by the relevant Seller or its applicable Affiliate(s) for the Relevant Acquisition exceeds US$250,000,000 (a “Large Acquisition”), then the relevant Seller or its applicable Affiliate(s) may make that Large Acquisition and thereafter continue with the Restricted Business entailed therein.  If Sellers or their respective Affiliates conduct a Restricted Business, (i) Purchaser will have no obligation to make any payments of an Initial Sales Percentage Amount or Sales Percentage Amount, as applicable, with respect to Sales conducted on any continent where Sellers or their applicable Affiliates are engaging in the Restricted Business during any Quarterly Calculation Period, and (ii) Purchaser’s obligations under Section 2.7(j) will be terminated.  If after such 12-month period, the disposition required to be sought in respect of a Relevant Acquisition (other than any Large Acquisition) has not been consummated, ConvaTec will promptly so notify the Purchaser, and the Purchaser may, within 60 days of receipt of such notice, notify ConvaTec that it requires ConvaTec to obtain an Independent Valuation of Restricted Business.  Within 60 days of receipt of a copy of such Independent Valuation of Restricted Business, the Purchaser may notify ConvaTec that the Purchaser will, subject to obtaining customary regulatory approvals, purchase the Restricted Business that is the subject matter of the Independent Valuation of Restricted Business from ConvaTec and ConvaTec’s relevant Affiliates as soon as practicable thereafter for a purchase price payable in immediately available funds equal to ninety-five percent (95%) of the amount of the Independent Valuation of Restricted Business (a “Purchase of a Restricted Business”).  During the Restricted Period, the Sellers may make any acquisition (whether by acquisition of assets, merger or otherwise), and may cause or permit any of their Affiliates to make any acquisition of any Person for which the Restricted Business is below the levels specified in subclauses (i) and (ii) of this subsection (c) (a “Permitted Acquisition”).  If ConvaTec or any of its Affiliates makes a Permitted Acquisition or a Large Acquisition, or in the case of a Relevant Acquisition (other than a Large Acquisition) until such time as a Purchase of a Restricted Business has occurred, ConvaTec, its relevant Affiliate(s) and the Person acquired may continue with the Restricted Business.

(d)                                 If a Seller Sale is consummated by a Non-Financial Buyer, references to “Affiliates” in this Section 5.6 will be deemed to mean the Non-Financial Buyer consummating such Seller Sale and its Affiliates (for so long only as such Non-Financial Buyer and its Affiliates (other than Cidron Healthcare Limited and its direct and indirect subsidiaries) control, are controlled by or are under common control with the Sellers), and Purchaser’s remedies if this Section 5.6 is breached by such Non-Financial Buyer or its Affiliates will be limited to the provisions set forth in the second sentence of Section 5.6(c).  For the avoidance of doubt, references to “Affiliates” in this Section 5.6 and Purchaser’s remedies upon a breach of this Section 5.6 by Sellers or their Affiliates will not be changed or amended if any Seller Sale is consummated by a buyer that is not a Non-Financial Buyer.  “Seller Sale” means the direct or indirect sale or transfer of the outstanding equity interests of Sellers or all or substantially all of the assets of Sellers to a Person that is not an Affiliate of Seller during any Quarterly Calculation Period.  “Non-Financial Buyer” means any Person, other than any Person that is a private equity or venture capital firm or entity or otherwise a financial buyer that will hold the equity interests or assets acquired in a Seller Sale as a separate portfolio company of such Person, that (i) consummates a Seller Sale and (ii) is not engaged in a Restricted Business at the time such Seller Sale is consummated.

(e)                                  Each Seller acknowledges and agrees that the restrictive covenants and other agreements contained in this Section 5.6 are an essential part of this Agreement and the transactions contemplated hereby, constitute a material inducement to Purchaser’s entering into and performing its obligations under this Agreement and the Ancillary Agreements, are an essential part of Purchaser’s willingness to pay the Purchase Price and are necessary for Purchaser to realize the value of the Project.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Law.  In addition to the rights set forth above, each Seller acknowledges that the rights of Purchaser under this Section 5.6 are unique and recognizes and affirms that in the event of a breach of this Agreement by any Seller or their Affiliates, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law.  Accordingly, notwithstanding anything in this Agreement to the contrary, each Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and each Seller’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 5.7                                    Exclusivity.  Until the Closing, neither the Sellers nor any Affiliate, representative or advisor of the Sellers will take any action to solicit, initiate, encourage or support any proposal or offer from, participate in any negotiations with, or furnish any non-public information to, any Person (other than the Purchaser), regarding any Acquisition.  The Sellers will, and will cause their Affiliates, representatives and advisors to, promptly cease and cause to be terminated any such negotiations in progress as of the date of this Agreement.  Until the Closing, if the Sellers or any of their Affiliates, representatives or advisors hereafter receives any Acquisition Proposal or any request for information reasonably likely to lead to an Acquisition Proposal, the Sellers will promptly (and in any event within two Business Days) notify the Purchaser thereof orally and in writing, including information as to the identity of the offeror or Person making such Acquisition Proposal or request and the material terms of such Acquisition Proposal or request.

Section 5.8                                    Insurance.  Effective from and after the Closing Date, the Purchaser hereby agrees that it shall carry a product liability insurance policy (the “Insurance Policy”) covering the Project, the Amadeus Device and each other Product in an amount of not less than U.S.$2,000,000 until the tenth anniversary of the Commercialization Payment Date.

Section 5.9                                    Successors in Interest.  The Purchaser agrees that (i) it shall not merge, consolidate, or otherwise combine with, or sell, convey, transfer or assign all or substantially all of the assets then used in connection with the Amadeus Device, any other Product or the Project to, any Person, or (ii) license or grant to any Person, or otherwise permit any Person to exercise, all or substantially all of the Purchaser’s right to market or sell any Product or the Project, unless in each case such Person (the “Successor”) assumes in writing (which shall be addressed to, and directly enforceable by, ConvaTec) prior to the consummation of any such transaction any and all of the Purchaser’s obligations under this Agreement and the Ancillary Agreements.  Following any such assumption, the Purchaser and such other Person shall be and remain jointly and severally liable to the Sellers for the performance of the Purchaser’s obligations under this Agreement and the Ancillary Agreements.  The obligations of the Purchaser under this Section 5.9 shall continue in full force and effect for so long as any liability or obligation of the Purchaser under this Agreement, or any Ancillary Agreement remains outstanding or unperformed in any respect.

Section 5.10                             Books and Records.  The Purchaser will, and will cause its Affiliates to, following the Closing make available to the Sellers, the Affiliates of the Sellers and their respective representatives all information reasonably necessary for Sellers and their Affiliates to prepare their respective Tax returns and financial statements and to conduct any audits in connection therewith.

Section 5.11                             Confidentiality.

(a)                                 The parties agree to continue to abide by that certain Confidentiality Agreement between ConvaTec and the Purchaser dated June 30, 2011, as amended from time to time (the “Confidentiality

Agreement”), which will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)                                 For a period of three years after the Closing, the Sellers will, and will cause their Affiliates to, and will instruct their respective directors, officers, employees, representatives and advisors to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, and not use all non-public documents and information relating to the Project, including the Purchaser Information (the “Project Information”), except to the extent that such Project Information (i) can be shown to have been in the public domain through no fault of the Sellers or any of their Affiliates or (ii) was later lawfully acquired by the Sellers or any of their Affiliates from sources other than those related to its prior ownership of the Project.  Notwithstanding the foregoing, in no event will this Section 5.11(b) limit or otherwise restrict the right of a Seller or any Affiliate of a Seller to disclose such Project Information (w) to its and its Affiliates’ respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (x) to any Governmental Authority or arbitrator to the extent necessary in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (y) in connection with its indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (z) as permitted in accordance with Section 5.12.  If any Governmental Authority or arbitrator requires disclosure of Project Information in connection with any Proceeding, the Sellers will, to the extent permitted by Law, give Purchaser prompt notice of such request so that the Purchaser may, at its sole expense, seek an appropriate protective order for the Project Information.

(c)                                  For a period of three years after the Closing, Parent and the Purchaser will, and will cause their Affiliates to, and will instruct their respective directors, officers, employees, representatives and advisors to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, and not use all non-public documents and Information included in the Seller Information, except to the extent that such Seller Information (i) can be shown to have been in the public domain through no fault of Purchaser, Parent or any of their Affiliates or (ii) was later lawfully acquired by Purchaser, Parent or any of their Affiliates from sources other than those related to its prior ownership of the Seller Information.  Notwithstanding the foregoing, in no event will this Section 5.11(c) limit or otherwise restrict the right of Purchaser, Parent, or any of their respective Affiliates to disclose such Seller Information (w) to its and its Affiliates’ respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (x) to any Governmental Authority or arbitrator to the extent necessary in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (y) in connection with its indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (z) as permitted in accordance with Section 5.12.  If any Governmental Authority or arbitrator requires disclosure of Seller Information in connection with any Proceeding, Parent and the Purchaser will, to the extent permitted by Law, give Sellers prompt notice of such request so that the Sellers may, at their sole expense, seek an appropriate protective order for the Seller Information.

Section 5.12                             Public Announcements.  Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each of ConvaTec and the Purchaser reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the disclosing party agrees to use Commercially Reasonable Efforts to advise the other party prior to making the disclosure).

Section 5.13                             Further Actions.  Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.  For the avoidance of doubt, Sellers will, at their expense, take all actions necessary to cause the patents included in the Purchased Intellectual Property and transferred pursuant to the Patent Assignment to be registered in the name of the applicable Seller promptly after the Closing so that such patents may be further assigned to Purchaser.

Section 5.14                             Bulk Transfer Laws.  The Purchaser hereby waives compliance by the Sellers with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 5.15                             Transfer Taxes.  Each of Purchaser, on the one hand, and the Sellers, on the other hand, will pay in a timely manner fifty percent of all applicable sales, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements, including expenses and fees relating to registering Purchased Intellectual Property in the name of the Purchaser or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Sellers or any Affiliate of the Sellers.  Any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared by the Sellers; provided, however, that the Sellers will deliver such Tax Returns for the Purchaser’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least ten Business Days prior to the applicable due date.  Purchaser shall deliver, if applicable, any exemption documentation for any Transfer Taxes to Seller in a timely manner.  The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes.

Section 5.16                             Data Room.  Within ten (10) Business Days after the Closing Date, the Sellers shall provide to the Purchaser an electronic copy of all information contained in the electronic data room (including using its Commercially Reasonable Efforts to provide, to the extent reasonably practicable, documents readable and usable by the program in which they were initially prepared rather than as a pdf or other format that restricts editing of the documents) maintained by the Sellers relating to the transactions contemplated hereby.

Section 5.17                             Employees and Consultants.

(a)                                 The Purchaser shall be provided access to, and the services of, Ian Tabron (or, if Ian Tabron is no longer an employee or consultant of ConvaTec or any of its Affiliates, the individual who succeeds to the duties and responsibilities of Ian Tabron) for purposes of providing transition services related to the Project (i) for seven Business Days of his time, at no cost to the Purchaser, during the first month after the Closing Date; (ii) for up to seven Business Days of his time, for a fee of $1,000 per day, during the second month after the Closing Date; and (iii) for up to two Business Days per month of his time, for the next four months thereafter, for a fee of $1,000 per day.  Within 30 days after the end of each month in respect of which fees are payable, ConvaTec will submit an invoice to the Purchaser for such services provided during the previous month.  The Business Days allocable to the Purchaser as referenced in subclauses (i), (ii) and (iii) in the previous sentence shall include time spent travelling by Ian Tabron in connection with the provision of his services to the Purchaser.  The Purchaser will also reimburse ConvaTec for all reasonable expenses incurred by Ian Tabron (or other applicable employee) in providing such services, including for any travel required to be done at the Purchaser’s request, subject to ConvaTec providing receipts or other reasonable supporting evidence thereof and provided that such costs may not exceed $5,000 per month without the prior written consent of the Purchaser; provided, further, however, that it shall not constitute a breach of this Section 5.17(a) if Ian Tabron’s (or other applicable employee’s) services are not provided to the Purchaser as a result of the Purchaser not approving travel expenses in accordance with the foregoing.  The Purchaser agrees that, for any flight scheduled for a duration of eight hours or more, Ian Tabron (or other applicable employee) shall be entitled to travel business class and that the expenses thereof are reasonable expenses for purposes hereof.  Such expenses will be included in the monthly invoices referred to above.  The Purchaser will pay all amounts due pursuant to this section 5.l7(a) within 30 days after receipt of each such invoice hereunder.

(b)                                 If the Purchaser desires to retain Landy Toth as an employee, independent contractor or consultant in connection with the Project, Sellers will waive confidentiality or other restrictions owed to Sellers and their Affiliates by Mr. Toth to the extent necessary to enable Mr. Toth to be able to perform the relevant services for the Purchaser in connection with the Project.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1                                    Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)                                 Accuracy of Representations and Warranties.  The representations and warranties of the Sellers in Article 3 must be true and correct in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date);

(b)                                 Performance of Covenants.  All of the covenants and obligations that the Sellers are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)                                  No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(d)                                 Transaction Documents.  The Sellers must have delivered or caused to be delivered each document that Section 2.10(a) requires them to deliver.

Section 6.2                                    Conditions to the Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by ConvaTec, in whole or in part):

(a)                                 Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser in Article 4 must be true and correct in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b)                                 Performance of Covenants.  All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)                                  No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(d)                                 Transaction Documents.  The Purchaser must have delivered or caused to be delivered to the Sellers each document that Section 2.10(b) requires it to deliver.

ARTICLE 7
TERMINATION

Section 7.1                                    Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)                                 by mutual consent of the Purchaser and ConvaTec;

(b)                                 by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties or covenants contained in this Agreement) if there has been a breach of any of the Sellers’ representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured within 15 days after written notice of the breach has been delivered to the Sellers from the Purchaser;

(c)                                  by ConvaTec (so long as the Sellers are not then in material breach of any of their representations, warranties or covenants contained in this Agreement) if there has been a breach of any of the Purchaser’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured within 15 days after written notice of the breach has been delivered to the Purchaser from ConvaTec;

(d)                                 by either the Purchaser or ConvaTec if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to fulfill any material covenant under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(d) occurring;

(e)                                  by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before September 30, 2012; or

(f)                                   by ConvaTec if the Closing has not occurred (other than through the failure of the Sellers to comply fully with their obligations under this Agreement) on or before September 30, 2012.

Section 7.2                                    Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Section 5.11(a) (Confidentiality), Section 5.12 (Public Announcements), Section 7.3 (Certain Effects of Termination), Article 9 (General Provisions) (except for Section 9.11 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the knowing and intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 7.3                                    Certain Effects of Termination.  If the Purchaser or ConvaTec terminates this Agreement pursuant to Section 7.1, the Purchaser will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to the Purchaser in connection with this Agreement.

ARTICLE 8
INDEMNIFICATION

Section 8.1                                    Indemnification by ConvaTec.  If the Closing occurs, and subject to the limitations expressly set forth in Sections 8.4 and 8.5, ConvaTec will indemnify, defend and hold harmless the Purchaser and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses incurred by the Purchaser Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 3 or any certificate relating thereto, (b) any breach of any covenant of the Sellers set forth in this Agreement, (c) any Excluded Liability and (d) the failure of Sellers to comply with bulk sale or bulk transfer Laws in connection with the transactions contemplated by this Agreement.

Section 8.2                                    Indemnification by the Purchaser.  If the Closing occurs, and subject to the limitations expressly set forth in Sections 8.4 and 8.5, the Purchaser will indemnify, defend and hold harmless the Sellers and their respective directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by the Seller Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 4 or any certificate related thereto, (b) any breach of any covenant of the Purchaser set forth in this Agreement and (c) any Assumed Liability.

Section 8.3                                    Claim Procedure.

(a)                                 A party that seeks indemnity under this Article 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 8.3(b).  The Claim Notice must contain (i) a brief description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)                                 If the Indemnified Party seeks indemnity under this Article 8 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party promptly and in any event within thirty days after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and will include in the Claim Notice (i) a brief description of the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the

Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency actually prejudices the rights of the Indemnifying Party with respect thereto.

(c)                                  In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to the Indemnified party by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense.

(d)                                 The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability and does not impose any injunctive relief or criminal penalties on the Indemnified Party.  The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, unless the Indemnifying Party fails to defend the Indemnified Party pursuant to the terms of this Section 8.3.

Section 8.4                                    Survival.  All representations and warranties contained in this Agreement will survive the Closing until the date that is thirty (30) months after the Closing Date, except that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.7, 3.14, 4.1, 4.2, 4.3 and 4.5 will survive the Closing until the date that is 30 days after expiration of the applicable statute of limitations period.  All covenants contained in this Agreement will survive the Closing until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, except that for such covenants that survive for such shorter period, breaches thereof will survive until the expiration of the applicable statute of limitations.  All claims for indemnification under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in this Section 8.4; provided, however, that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted pursuant to a Claim Notice given after the Closing Date within the survival period specified in this Section 8.4 will survive until, but only for purposes of, the resolution of such claim.

Section 8.5                                    Limitations on Liability.

(a)                                 Deductibles.  Notwithstanding anything to the contrary contained in this Agreement (except that the following limitations will only apply to Losses arising under Sections 8.1(a) and 8.2(a) (other than Losses arising with respect to breaches of Sections 3.1, 3.2, 3.3, 3.4(a), 3.5(b), 3.7, 3.14, 4.1, 4.2, 4.3, 4.5 and 4.6, with respect to which such limitations will not apply) and will accordingly not apply to Losses arising under Section 8.1(b), (c) and (d) and Section 8.2(b) and (c)):

(i)                                     no indemnification payments will be made by or on behalf of ConvaTec under this Agreement until the aggregate amount of Losses for which ConvaTec would (but for this clause (i) be liable thereunder exceeds $100,000 (such amount being, the “Deductible”), and then only to the extent of such excess over the Deductible; and

(ii)                                  no indemnification payments will be made by or on behalf of the Purchaser under this Agreement until the aggregate amount of Losses for which the Purchaser would (but for this clause (ii)) be liable thereunder exceeds the Deductible, and then only to the extent of such excess over the Deductible.

(b)                                 Caps.  Notwithstanding anything to the contrary contained in this Agreement (except that the following limitations will only apply to Losses arising under Sections 8.1(a) and 8.2(a) (other than Losses arising with respect to breaches of Sections 3.1, 3.2, 3.3, 3.4(a), 3.5(b), 3.5(e), 3.5(f), 3.5(g), 3.5(i), 3.7, 3.14, 4.1, 4.2, 4.3, 4.5 and 4.6, with respect to which such limitations will not apply) and will accordingly not apply to Losses arising under Section 8.1(b), (c) and (d) and Section 8.2(b) and (c)):

(i)                                     the aggregate total amount in respect of which ConvaTec will be liable to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to this Agreement will not exceed $3,000,000; and

(ii)                                  the aggregate total amount in respect of which the Purchaser will be liable to indemnify and hold harmless the Seller Indemnified Parties pursuant to this Agreement will not exceed $3,000,000.

(c)                                  Aggregate Caps on ConvaTec’s Liability.

(i)                                     Notwithstanding anything to the contrary contained in this Agreement, the aggregate total amount in respect of which ConvaTec will be liable to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to Section 8.1(a) (other than with respect to breaches of Sections 3.1, 3.2, 3.3, 3.4(a), 3.7 and 3.14, with respect to which such limitation will not apply) will not exceed $5,000,000.

(ii)                                  Notwithstanding anything to the contrary contained in this Agreement, the aggregate total amount in respect of which ConvaTec will be liable to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to Sections 8.1(a), (b) and (d) of this Agreement, will not exceed an amount equal to the Purchase Price, as such Purchase Price may be increased by the payment of any amounts after the Closing Date.

(d)                                 Tax Refunds, Insurance Proceeds and Other Payments.  The amount of any and all Losses for which indemnification is provided pursuant to this Article 8 will be net of any Tax benefit actually received and utilized by an Indemnified Party arising from the deductibility of any such payment of such Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto.  In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party.  The Purchaser will use (and will cause its Affiliates to use) Commercially Reasonable Efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

(e)                                  Mitigation.  The Indemnified Party will use its Commercially Reasonable Efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

Section 8.6                                    Exclusive Remedy.  From and after the Closing, other than with respect to fraud (provided any such claim of fraud is not based on a standard of recklessness, willful ignorance, negligence or similar lesser standard of intent) the sole and exclusive remedy of the Purchaser for money damages for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in Article 8.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1                                    Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered (a) when delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) upon electronic confirmation of receipt if sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) five days after mailing, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

If to the Sellers:

ConvaTec Inc.
100 Headquarters Park Drive
Skillman, NJ 08558
USA
Facsimile: 908-904-2373
Attention: Company Secretary

with copies (which will not constitute notice) to:

Michael S. McNally
ConvaTec Inc.
Facsimile: 908-904-2373

and

Baker & McKenzie LLP
One Prudential Plaza, Suite 3500
130 East Randolph Drive
Chicago, IL, 60601
Attention: Edward J. West Esq.
Facsimile: 312-698-2702

If to the Purchaser:

Tactile Systems Technology Inc.
1331 Tyler Street NE, Suite 200
Minneapolis, MN 55413
Attention: Gerald Mattys, Chief Executive Officer
Facsimile: 612-355-5101

with a copy (which will not constitute notice) to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Jonathan Zimmerman
Facsimile: 612-766-1600

Section 9.2                                    Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 9.3                                    Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement.  (i) Any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Except as provided in Section 8.6, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 9.4                                    Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.11.

Section 9.5                                    Assignment Successors and No Third Party Rights.  This Agreement binds and benefits the parties and their respective successors and assigns, except that no party may assign any rights under this Agreement, or delegate any performance of its obligations under this Agreement whether by operation of law or otherwise, without the prior written consent of the other party (except that (i) Purchaser may assign or delegate performance of its obligations without the prior written consent of Sellers if any Person to whom Purchaser assigns or delegates its obligations hereunder complies with Section 5.9, in which event Purchaser and such Person shall be and remain jointly and severally liable to the Sellers for the performance of the Purchaser’s obligations under this Agreement and the Ancillary Agreements and (ii) in the event of a Seller Sale, the Sellers may assign to the buyer in such Seller Sale the Sellers’ rights to receive performance of any obligations of Purchaser under this Agreement remaining to be performed after the date of consummation of such Seller Sale if the buyer in such Seller Sale assumes in writing (which shall be addressed to, and directly enforceable by, Purchaser) prior to the consummation of any such Seller Sale any and all of the Sellers’ obligations under this Agreement and the Ancillary Agreements).  Any purported assignment or delegation in contravention of the foregoing shall be void.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 9.5.

Section 9.6                                    Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 9.7                                    Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, respectively.  The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, and those in any amendment or supplement thereto, will be deemed to relate to each other provision of Article 3 or Article 4, respectively, to the extent that the applicability of such disclosure to any other provision of Article 3 or Article 4, as applicable, is reasonably apparent on the face of such disclosure.

Section 9.8                                    Interpretation.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either party because that party or its attorney drafted the provision.

Section 9.9                                    Expenses.  Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 9.10                             Governing Law.  Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and the transactions contemplated by this Agreement, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 9.11                             Specific Performance.  The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by a party in accordance with their specific terms or were otherwise breached by such party.  The parties accordingly agree that, prior to the termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a party is entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against such other party.  Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 9.12                             Jurisdiction and Service of Process.  Any action or Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Illinois or, if it has or can acquire jurisdiction, in the United States Federal Court in the Northern District of Illinois.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  Each party to this Agreement may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1.  Nothing in this Section 9.12, however, affects the right of a party to serve legal process in any other manner permitted by law.

Section 9.13                             Waiver of Jury Trial.  Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of either party to this Agreement in negotiation, execution and delivery, performance or enforcement of this Agreement.

Section 9.14                             No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize either party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other party.  The parties are independent contractors with respect to each other under this Agreement.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 9.14.

Section 9.15                             Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other party.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

Section 9.16                             Guarantee.  Parent irrevocably, unconditionally and absolutely guaranties to the Sellers the prompt payment and performance by Purchaser of all of its obligations under this Agreement.  Parent waives any and all defenses, claims, setoffs and discharges with respect to such obligations, except the defense of discharge by payment and performance in full and any defense available to Purchaser that is provided for in this Agreement.  Parent will not exercise or enforce any right of contribution, reimbursement, recourse, or subrogation as to any such obligations against Purchaser until all such obligations have been fully paid and performed.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

CONVATEC INC.

By:	/s/ Bradford Barton
Name:	Bradford Barton
Title:	President, Americas

CONVATEC TECHNOLOGIES, INC.

By:	/s/ Timothy Winston
Name:	Timothy Winston
Title:	Treasurer

SWELLING SOLUTIONS, INC.

By:	/s/ Gerald R. Mattys
Name:	Gerald R. Mattys
Title:	CEO

Solely with respect to Section 9.16:

TACTILE SYSTEMS TECHNOLOGY, INC.

By:	/s/ Gerald R. Mattys
Name:	Gerald R. Mattys
Title:	CEO

[Signature Page to the Asset and Sale Purchase Agreement]

Exhibit A

BILL OF SALE

This Bill of Sale, dated as of September 14, 2012 (the “Bill of Sale”), is delivered pursuant to the Closing under the Asset Sale and Purchase Agreement (the “Purchase Agreement”), dated as of September 14, 2012, by and among ConvaTec Inc., a Delaware corporation (“ConvaTec”), ConvaTec Technologies, Inc., a Nevada corporation (“CTI”, and CTI and ConvaTec together being the “Sellers” and each individually a “Sellers”), Swelling Solutions, Inc., a Delaware corporation (the “Purchaser”), and Tactile Systems Technology, Inc., a Delaware corporation. Capitalized terms used in this Bill of Sale without definition have the respective meanings given to them in the Purchase Agreement.

Pursuant to the Purchase Agreement, the Sellers have agreed to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser has agreed to purchase and acquire from the Sellers, the Purchased Assets. The Purchaser and the Sellers now seek to consummate the assignment, conveyance and transfer of such Purchased Assets.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Bill of Sale and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1                                              Sale and Transfer of Purchased Assets.  The Sellers hereby sell, convey, assign, transfer and deliver to the Purchaser all of the Purchased Assets.

Section 2                                              Power of Attorney.  The Sellers hereby constitute and appoint the Purchaser as the Sellers’ true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Sellers but on behalf and for the benefit of the Purchaser and its successors and assigns, to demand, receive and collect any and all of the Purchased Assets and to give receipts and releases for and in respect of the same, and from time to time to institute and prosecute in the Sellers’ name, or otherwise for the benefit of the Purchaser and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Purchaser or its successors or assigns may deem proper for the collection or recovery of any of the Purchased Assets or for the collection and enforcement of any claim or right of any kind hereby sold, assigned, conveyed and transferred, or intended so to be, and to take any other actions and make, sign, execute, acknowledge and deliver any documents and instruments as may from time to time be necessary or appropriate to assign to the Purchaser and its successors and assigns the Purchased Assets and all rights granted to the Purchaser under the Purchase Agreement. The Sellers declare that the foregoing powers are coupled with an interest and are and will be irrevocable by the Sellers or by its dissolution or in any manner or for any reason whatsoever. Nothing in the Section 2 will be deemed a waiver of any remedies otherwise available.

Section 3                                              General.  This Bill of Sale (a) is irrevocable and effective upon the Sellers’ signatures to and delivery of a manually signed copy of this Bill of Sale or facsimile or email transmission of the signatures to this Bill of Sale in connection with the Closing, if and only if the Closing is completed, (b) benefits and binds the parties to the Purchase Agreement and their respective successors and assigns, (c) does not modify or affect, and is subject to, the provisions of the Purchase Agreement and (d) may be signed in counterparts as provided in Article 9.15 of the Purchase Agreement. In the event of any conflict or inconsistency between the provisions of the Purchase Agreement and the provisions of this Bill of Sale, the provisions of the Purchase Agreement will control.

[Signature page follows.]

The undersigned has signed this Bill of Sale on the date first set forth above.

CONVATEC INC.

By:
Name:
Title:

CONVATEC TECHNOLOGIES, INC.

By:
Name:
Title:

SWELLING SOLUTIONS, INC.

By:
Name:
Title:

[Signature Page to the Bill of Sale]

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement, dated as of September 14, 2012 (the “Agreement”), is delivered pursuant to the Closing under the Asset Sale and Purchase Agreement (the “Purchase Agreement”), dated as of September 14, 2012, by and among ConvaTec Inc., a Delaware corporation (“ConvaTec”), ConvaTec Technologies, Inc., a Nevada corporation (“CTI”, and CTI and ConvaTec together being the “Sellers” and each individually a “Seller”), Swelling Solutions, Inc., a Delaware corporation (the “Purchaser”), and Tactile Systems Technology, Inc., a Delaware corporation. Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Purchase Agreement.

Pursuant to the Purchase Agreement, the Sellers have agreed to assign and the Purchaser has agreed to assume and pay or perform and discharge when due the Assumed Liabilities. The Purchaser and the Sellers now seek to consummate the assignment and assumption of such Assumed Liabilities.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1                                              Assignment and Assumption of Assumed Liabilities.  The Sellers hereby assign, sell, transfer and set over (collectively, the “Assignment”) to the Purchaser the Assumed Liabilities. The Purchaser hereby accepts the Assignment and assumes and agrees to pay or perform and discharge when due only the Assumed Liabilities. Notwithstanding the foregoing, the Purchaser does not assume, or agree to pay or perform and discharge when due, any Liabilities of the Sellers (including, without limitation, the Excluded Liabilities) other than the Assumed Liabilities, and the parties hereto agree that all such Liabilities, other than the Assumed Liabilities, will remain the sole responsibility of the Sellers.

Section 2                                              General.  This Agreement (a) is irrevocable and effective upon the Purchaser’s signature to and delivery of a manually signed copy of this Agreement or facsimile or email transmission of the signature to this Agreement in connection with the Closing, if and only if the Closing is completed, (b) benefits and binds the parties to the Purchase Agreement and their respective successors and assigns, (c) does not modify or affect, and is subject to, the provisions of the Purchase Agreement and (d) may be signed in counterparts as provided in Article 9.15 of the Purchase Agreement. In the event of any conflict or inconsistency between the provisions of the Purchase Agreement and the provisions of this Agreement, the provisions of the Purchase Agreement will control.

[Signature page follows]

The undersigned has signed this Agreement on the date first set forth above.

CONVATEC INC.

By:
Name:
Title:

CONVATEC TECHNOLOGIES, INC.

By:
Name:
Title:

SWELLING SOLUTIONS, INC.

By:
Name:
Title:

[Signature Page to the Assignment and Assumption Agreement]

Exhibit C

PATENT ASSIGNMENT

This Patent Assignment, dated as of September 14, 2012, is delivered pursuant to the Closing under that certain Asset Sale and Purchase Agreement (the “Purchase Agreement”) dated as of September 14, 2012, between ConvaTec Inc., a Delaware corporation (“ConvaTec”), ConvaTec Technologies, Inc., a Nevada corporation (“CTI”), Swelling Solutions, Inc., a Delaware corporation (the “Purchaser”), and Tactile Systems Technology, Inc., a Delaware corporation. Capitalized terms used in this Patent Assignment without definition have the respective meanings given to them in the Purchase Agreement.

CTI has delivered this instrument signed by CTI to enable the Purchaser to file it with any appropriate Governmental Authority to indicate ownership of Intellectual Property described below and for the other purposes set forth in this instrument. This instrument supplements and is in addition to all other rights of the Purchaser under the Purchase Agreement and other instruments of transfer delivered in connection with the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which CTI acknowledges, and by signing and delivering this instrument, CTI sells, assigns, transfers, conveys, and delivers to the Purchaser all of CTI’s right, title, and interest in and to:

(a)                                 the patents, patent applications and invention disclosures specifically listed in Annex A to this Patent Assignment; and

(b)                                 the following properties and rights with respect to all patents and patent applications so listed in Annex A:

(i)                                     the inventions claimed or described in the patents or patent applications;

(ii)                                  any patents in the United States and anywhere else in the world and patent applications in the United States and anywhere else in the world that have been or may be granted or filed, respectively, with respect to those inventions, including without limitation all foreign patents and patent applications that may claim priority based on and correspond to the patents or patent applications listed in Annex A;

(iii)                               all divisions, renewals, reissues, continuations, extensions, continuations-in-part of the foregoing patents or patent applications, or other or further applications based in whole or in part upon the inventions, patents, or patent applications;

(iv)                              all income, royalties, damages and payments due or payable to CTI with respect to the patents, including without limitation unpaid damages and payments for past, present and future infringements of any patent; and

(v)                                 all rights to sue and recover damages and payments for past (to the extent CTI has such rights), present and future infringements of any of the patents, including the right to fully and entirely replace CTI in all related matters.

CTI represents and warrants to Purchaser that ConvaTec does not own any right, title or interest in the Purchased Intellectual Property described in this Patent Assignment.

The foregoing rights in and under the patents and patent applications shall apply to the full end of their terms as fully as CTI would have held the same in the absence of this Patent Assignment. As of the date set forth below, the Purchaser has succeeded to all right, title and standing of CTI to (a) receive all rights and benefits pertaining to the patents and patent applications described above and (b) commence, prosecute, defend and settle all claims and take all actions that the Purchaser, in its sole discretion, may elect in relation to the patents, patent applications and rights described above.

CTI, its successors, and legal representatives will make, execute, and deliver without any further consideration any and all other instruments in writing, including any and all further application papers, affidavits, assignments, and other documents relating to the assets listed in Annex A, and generally do all things deemed reasonably necessary to assign assets listed in Annex A to Purchaser, the entire right, title and interest in and to, and/or ownership interest in and to, the assets listed in Annex A, including all benefits, privileges, and advantages, that were sold, assigned and conveyed to Purchaser, or intended so to be, to the extent CTI has such rights. Purchaser shall be responsible for the recordation of this Patent Assignment from CTI to Purchaser for assets listed in Annex A in all jurisdictions.

This Patent Assignment (a) is irrevocable and effective upon CTI’s signature to and delivery of a manually signed copy of this instrument or facsimile or email transmission of the signature to this instrument in connection with the Closing, if and only if the Closing is completed, (b) benefits and binds the parties to the Purchase Agreement and their respective successors and assigns, and (c) does not modify or affect, and is subject to, the provisions of the Purchase Agreement.

[Signature page follows]

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The undersigned has signed this Patent Assignment on                                               , 2012.

CONVATEC TECHNOLOGIES, INC.

By:
Name:
Title:

STATE OF:

COUNTY OF:

On                            before me,                           (the undersigned notary), personally appeared                personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public

My commission expires:

(Notary Seal)

[Signature Page to the Patent Assignment Agreement]

Exhibit D

SOFTWARE ASSIGNMENT

This Software Assignment, dated September 14, 2012, is delivered pursuant to the Closing under that certain Asset Sale and Purchase Agreement (the “Purchase Agreement”) dated as of September 14, 2012, between ConvaTec Inc., a Delaware corporation (“ConvaTec”), ConvaTec Technologies, Inc., a Nevada corporation (“CTI”), Swelling Solutions, Inc., a Delaware corporation (the “Purchaser”), and Tactile Systems Technology, Inc., a Delaware corporation. Capitalized terms used in this Software Assignment without definition have the respective meanings given to them in the Purchase Agreement.

CTI has delivered this instrument signed by ConvaTec and CTI to enable the Purchaser to file it with any appropriate Governmental Authority to indicate ownership of Intellectual Property described below and for the other purposes set forth in this instrument. This instrument supplements and is in addition to all other rights of the Purchaser under the Purchase Agreement and other instruments of transfer delivered in connection with the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which CTI acknowledge, and by signing and delivering this instrument, ConvaTec and CTI sell, assign, transfer, convey, and deliver to the Purchaser all of ConvaTec’s and CTI’s right, title, and interest in and to: the software items specifically listed in Annex A to this Software Assignment together with all related documentation, developer’s notes and similar materials and all Intellectual Property in and to all of the foregoing, to the extent that such documentation, notes and materials exist and are sold, assigned, transferred, conveyed and delivered pursuant to the Purchase Agreement.

The foregoing rights in and under the software items shall apply to the full end of their terms as fully as ConvaTec and/or CTI would have held the same in the absence of this assignment. As of the date set forth below, the Purchaser has succeeded to all right, title and standing of ConvaTec and/or CTI to (a) receive all rights and benefits pertaining to the software items described above and (b) commence, prosecute, defend and settle all claims and take all actions that the Purchaser, in its sole discretion, may elect in relation to the software items and rights described above. Except as expressly set forth in .the Purchase Agreement, the software items, together with all related documentation, developer’s notes and similar materials are assigned “as-is” and without warranty of any kind.

This Software Assignment (a) is irrevocable and effective upon ConvaTec’s and CTI’s signature to and delivery of a manually signed copy of this instrument or facsimile or email transmission of the signature to this instrument in connection with the Closing, if and only if the Closing is completed, (b) benefits and binds the parties to the Purchase Agreement and their respective successors and assigns, (c) does not modify or affect, and is subject to, the provisions of the Purchase Agreement and (d) may be signed in counterparts as provided in Article 9.15 of the Purchase Agreement.

[Signature page follows.]

The undersigned has signed this Software Assignment on                            , 2012.

CONVETEC INC.	CONVATEC TECHNOLOGIES, INC.

By:	By:
Name:	Name:
Title:	Title:

STATE OF:

COUNTY OF:

On                            before me,                           (the undersigned notary), personally appeared                personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public

My commission expires:

(Notary Seal)

[Signature Page to the Software Assignment]

ANNEX A TO SOFTWARE ASSIGNMENT

Amadeus Device Software (all versions)

Amadeus PC Client Software (all versions)

Amadeus device two pressure profile version software (all versions)

NOTE:  With respect to the first two items, only Amadeus Device Software Version 2.10 and Amadeus PC Client Software Version 1.8 are compatible and functional with the Product. With respect to the third item, a version that is compatible and functional with the Product remains under development. All previous versions of the first two software items and all versions of the third software item were part of the development and initial testing of the Product and have never been validated or incorporated in the Product as they require additional modifications.

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